As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARNELL PHARMACEUTICALS HOLDINGS LTD

(Exact name of Registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Unit 4, Century Estate

476 Gardeners Road

Alexandria 2015 NSW

Australia

Tel: + 61 2 9667 4411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan

(Full title of the plan)

Robert T. Joseph

President and Chief Executive Officer

c/o Parnell, Inc.

9401 Indian Creek Parkway, Suite 1170

Overland Park, Kansas 66210

Tel: 913-312-0786

(Name, address and telephone number, including area code, of agent for service)

copies to:

Andrew P. Gilbert, Esq.

David C. Schwartz, Esq.

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, no par value	1,500,000 shares (2)	$6.92	$10,380,000	$1,336.94

(1)	Calculated pursuant to Rule 457(h), based upon the average of the high and low sales prices of the Ordinary Shares of the Registrant reported on the NASDAQ Stock Market on July 7, 2014.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by Parnell Pharmaceuticals Holdings Ltd, which results in an increase in the number of the outstanding shares of common stock of Parnell Pharmaceuticals Holdings Ltd. This registration statement also relates to an indeterminate amount of interests in such plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, referred to herein as the Commission, under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 omits the information specified in Part I of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by Parnell Pharmaceuticals Holdings Ltd (the "Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b)(1) under the Securities Act on June 18, 2014 relating to the registration statement on Form F-1, as amended (File No. 333-196065), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and
(b)	The description of the Registrant’s outstanding ordinary shares contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 13, 2014, including any amendment or report filed for the purpose of updating the description.

All reports and information statements filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 6-K or 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1371G or a compensation order made under section 1317H, 1317HA or 1317HB of the Corporations Act respectively;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

º	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

º	in defending or resisting criminal proceedings in which the officer or director is found guilty;

º	defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for a court order); or

º	in connection with proceedings for relief to the officer under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a Director of the Company against any liability arising directly or indirectly from the person serving or having served in that capacity (other than legal costs that are unreasonable). This includes any liability incurred by that person in their capacity as an officer or director of the company where the company requested that person to accept that appointment.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Constitution of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, No. 333-196065.
4.1	Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Compensation Plan, incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form F-1, No. 333-196065.
5.1	Opinion of Atanaskovic Hartnell.
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Atanaskovic Hartnell (included in Exhibit 5.1).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, New South Wales, Australia, on the 9th day of July, 2014.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By:	/s/ Robert T. Joseph
Robert T. Joseph
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Compensation Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, New South Wales, Australia, on the 9th day of July, 2014.

PARNELL PHARMACEUTICALS HOLDINGS LTD 2014 OMNIBUS EQUITY INCENTIVE PLAN

By:	/s/ Andrew J. Want
Andrew J. Want
Chairperson, Parnell Pharmaceuticals Holdings Ltd Compensation Committee

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert T. Joseph and Brad McCarthy the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert T. Joseph	Director, President and Chief Executive Officer (Principal	July 9, 2014
Robert T. Joseph	Executive Officer)

/s/ Brad McCarthy	Director, Chief Financial Officer (Principal Financial Officer and	July 9, 2014
Brad McCarthy	Principal Accounting Officer)

/s/ Alan R. Bell	Director and Chairman	July 9, 2014
Alan R. Bell

/s/ Peter L. Molloy	Director	July 9, 2014
Peter L. Molloy

/s/ Andrew J. Want	Director	July 9, 2014
Andrew J. Want

EXHIBIT INDEX

Exhibit No.	Description
3.1	Constitution of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, No. 333-196065.
4.1	Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Compensation Plan, incorporated by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form F-1, No. 333-196065.
5.1	Opinion of Atanaskovic Hartnell.
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Atanaskovic Hartnell (included in Exhibit 5.1).